UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 20, 2009

AM OIL RESOURCES & TECHNOLOGY INC.
(Formerly Aventerra Explorations, Inc.)
(Exact name of registrant as specified in its charter)

NEVADA	000-53665
(State or other jurisdiction of incorporation)	(Commission File No.)

27240 Turnberry Lane, Suite 200
Valencia, California 91355
(Address of principal executive offices and Zip Code)

800-646-6570
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

On July 20, 2009, Patricia Traczykowski was appointed to our board of directors and was appointed our president, principal executive officer, treasurer, principal financial officer and principal accounting officer.

On July 20, 2009 Keith Johnson resigned as our president, principal executive officer, treasurer, principal financial officer, and principal accounting officer and as a member of the board of directors.   Further, on the same date, Greg Brown resigned as a member of our board of directors.

From February 27, 2007 to November 25, 2008, Ms. Traczykowski was our president, principal executive officer, treasurer, principal financial officer and principal accounting officer and a member of the board of directors.  Since June 4, 2007, Ms. Traczykowski has been the sole officer and director of our wholly owned subsidiary corporation, Aventerra Explorations Ltd., a corporation organized under the laws of England.   Since March 2007, Ms. Traczykowski has operated her own consultancy company called Community Regeneration Consultancy, which is focused on delivering economic development and regeneration projects in London, England. Clients include London New Deal for Communities (NDC), Cheswold Park Hospital, London Chamber of Commerce and London Primary Care Trust (NHS). From June 2004 to February 2007, Ms. Traczykowski worked as the Project Manager for the London Chamber of Commerce where she was responsible in assisting certain disadvantaged communities raise their standards of living by implementing sustainable economic programs. Prior to this position, Ms. Traczykowski was a Personal Advisor to Reed in Partnership, which is a government funded employment and enterprise project in London, England. From November 2003 to June 2004 her role at Reed in Partnership was to assist parents who are dependent on Social Income, and aid them back into sustainable employment. Before this, Ms. Traczykowski worked as a Training Consultant with Norwich Union, in London, England. From January 2002 to November 2003, she worked at a Senior Staff level in charge of staff training and managing the Business Learning Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 22nd day of July 2009.

AM OIL RESOURCES & TECHNOLOGY INC.

BY:	PATRICIA TRACZYKOWSKI
Patricia Traczykowski, President